Exhibit 10.1

[DIVERSA LETTERHEAD]

November 10, 2005

Edward T. Shonsey

7597 Eads Avenue North

La Jolla, CA 92037

Dear Ed:

On behalf of the Board of Directors of Diversa Corporation, the Compensation Committee has approved the following terms as Interim Chief Executive Officer:

Base Salary:	$29,167/month (less applicable deductions and withholdings). Compensation will be paid semi-monthly; annual salary divided by twenty-four (24) pay periods, retroactive to October 6, 2005. Compensation paid to you between October 6, 2005 and the date of this letter shall be credited against the retroactive amount due.

Bonus:	A bonus payout of $75,000 (less applicable deductions and withholdings), payable immediately.

Additional Bonus:	An additional bonus up to $210,000 (less applicable deductions and withholdings), as determined by the Board of Directors, based upon your performance as interim Chief Executive Officer, payable 60 days following commencement of employment of a regular Chief Executive Officer.

Equity:	Subject to the terms of a separate restricted stock grant notice/agreement and Diversa’s 1997 Equity Incentive Plan, you will be granted 56,773 restricted shares of Diversa common stock. Such shares will be subject to vesting over three (3) years so long as you continue to be employed with the Company. One third of such shares will vest on the first anniversary of this agreement, with the balance vesting quarterly in equal installments over the remaining two years.

Other Bonus Plans:	You remain eligible for any additional bonuses in 2005 and 2006 to which you would otherwise entitled as an Officer during periods of such years in which you are not interim Chief Executive Officer.

Severance:	If your employment is terminated by the Company for any reason, other than for Cause (as defined herein) you will receive severance pay equal to twelve (12) months of your current base salary, less standard deductions and withholdings. For purposes of this letter agreement “Cause” shall mean the occurrence of any of the following events: (i) your repeated failure to satisfactorily perform your job duties as assigned by Diversa; (ii) your failure to comply with all written material applicable laws in performing your job duties or in directing the conduct of Diversa’s business; (iii) your commission of any felony or intentionally fraudulent act against Diversa or its affiliates, employees, agents or customers; (iv) your engagement or participation in any activity which is directly competitive with or intentionally injurious to Diversa or any of its affiliates; (v) your commission of any fraud against Diversa or any of its affiliates or use or intentional appropriation for your personal use or benefit of any funds or properties of Diversa not authorized by the Board to be so used or appropriated.

Agreement:	The current Employee Invention and Non-Disclosure Agreement between you and Diversa Corporation will remain in full force and effect.

Confidential Information:	You will continue to be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Diversa. You agree that you will not bring onto Diversa’s premises or otherwise provide to any Diversa employees or consultants any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

At-Will:	Employment at Diversa is on an at-will basis consistent with Diversa’s At-Will Employment Policy. This means you are free to terminate your employment and Diversa may terminate your employment, at any time with or without cause or advance notice. Any oral representations to the contrary are invalid. This at-will employment relationship cannot be changed except by written agreement signed by the Chairman of the Board.

Entire Agreement:	This letter agreement forms the complete and exclusive statement of the terms of your employment with Diversa as Interim Chief Executive Officer. The employment terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

If these terms are acceptable, please sign and return a copy of this letter.

Sincerely,

/s/ Janice Kameir
Janice Kameir
Vice President, Human Resources
Diversa Corporation

I accept the terms as set forth in this letter agreement:

/s/ Edward T. Shonsey	November 10, 2005
Edward T. Shonsey	Date